Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11/S-3 of our report dated March 31, 2005 relating to the financial statements and financial statement schedule of Affordable Residential Communities LP, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form S-11/S-3 of our report dated March 31, 2005, relating to the financial statements and financial statement schedule of Affordable Residential Communities Inc., which appears in Affordable Residential Communities Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Denver, Colorado

October 26, 2005